Exhibit 99.2

GUITAR CENTER, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data) (Unaudited)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$9,932	$14,529
Accounts receivable, net	31,751	40,844
Merchandise inventories	445,894	445,771
Prepaid expenses and other current assets	14,688	15,533
Deferred income taxes	11,803	13,492
Total current assets	514,068	530,169
Property and equipment, net	157,817	149,209
Goodwill	87,213	85,929
Deposits and other assets, net	14,006	14,883
	$773,293	$780,190
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$89,329	$79,497
Accrued expenses and other current liabilities	72,193	106,181
Merchandise advances	21,931	25,127
Borrowing under revolving line of credit	30,049	32,266
Total current liabilities	213,502	243,071
Other long-term liabilities	12,727	11,995
Deferred income taxes	15,331	20,307
Long-term debt	100,000	100,000
Total liabilities	341,560	375,373
Stockholders’ equity:
Preferred stock; 5,000 authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 26,236 at March 31, 2006 and 26,092 at December 31, 2005	262	261
Additional paid-in capital	337,774	326,755
Retained earnings	93,508	77,801
Stockholders’ equity	431,544	404,817
	$773,104	$780,190

GUITAR CENTER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data) (Unaudited)

	Three months ended March 31,
	2006	2005
Net sales	$470,747	$396,386
Cost of goods sold, buying and occupancy	334,241	285,214
Gross profit	136,506	111,172
Selling, general and administrative expenses	109,114	84,471
Operating income	27,392	26,701
Interest expense, net	1,852	875
Income before income taxes	25,540	25,826
Income taxes	9,833	9,942
Net income	$15,707	$15,884
Net income per share:
Basic	$0.60	$0.62
Diluted	$0.55	$0.56
Weighted average shares outstanding:
Basic	26,176	25,593
Diluted	29,863	29,724

GUITAR CENTER, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

(In thousands, except per share data)(Unaudited)

	Three months ended March 31, 2006	Three months ended March 31, 2005

Calculation of Diluted Earnings Per Share
Net income	$15,707	$15,884
Add back interest, net of tax, on 4% Senior Convertible Notes (a)	782	727
Net income excluding interest expense on 4% Senior Convertible Notes	16,489	16,611

Basic weighted average shares outstanding	26,176	25,593

Dilutive effect of options outstanding	795	1,239
Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)	2,892	2,892
Diluted weighted average shares outstanding	29,863	29,724

Dilutive net income per share	$0.55	$0.56

(a)   Represents the interest expense, including amortization of deferred financing costs and applicable contingent interest, on the 4% Senior Convertible Notes, net of tax, using our effective tax rate of 38.5%.

(b)   Represents the number of incremental common shares issuable upon the conversion of the 4% Senior Convertible Notes.